EXHIBIT 99.1

James F. Woodward Joins Shenandoah Telecommunications Company as Senior Vice President, Finance and Chief Financial Officer

EDINBURG, Va., Nov. 29, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (NASDAQ:SHEN) announces that James F. Woodward has joined the Company as Senior Vice President, Finance and Chief Financial Officer.  Mr. Woodward will have responsibility for all of the accounting and finance functions of the Shentel organization.

Mr. Woodward has 34 years of financial, accounting and operational experience.  He most recently served as Senior Vice President, Chief Financial Officer of Media General, Inc. a NYSE-listed broadcasting and digital media company headquartered in Richmond, Virginia which operated 71 television stations in 48 markets.  During his 34 year career with Media General, Mr. Woodward also held positons as Group Vice President, Growth & Performance; Vice President, Human Resources; and other operational and accounting positions.

"We are pleased to welcome Jim to Shentel.  His wealth of financial and accounting experience as CFO of a large public company will be a tremendous asset for our organization as we continue to build on our successful growth,” said Christopher E. French, President of Shenandoah Telecommunications Company.  “As our Chief Financial Officer, Jim will have primary responsibility and oversight of all finance and accounting matters for the Shentel organization, and will play an integral role in our business development and investor relations activities.”

Mr. Woodward holds a Bachelor of Arts degree in Accounting from James Madison University and previously held designation as a Certified Public Accountant.

About Shenandoah Telecommunications
Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring and telecommunications equipment, along with many other associated solutions, in the Mid-Atlantic United States.

CONTACTS:
Shenandoah Telecommunications Company
Christopher E. French
540-984-5209

Or
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com